NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 19, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 8, 2021, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Trinseo S.A (Luxembourg) and Trinseo PLC (Ireland) became effective after market close on October 8, 2021. As a result of the Merger, all of Trinseo S.A.'s (Luxembourg) outstanding ordinary shares were exchanged on a one-for-one basis for newly issued ordinary shares of Trinseo PLC (Ireland) This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Trinseo S.A. Ordinary Shares (Luxembourg) and does not affect the continued listing on the NYSE of the Trinseo PLC Ordinary Shares (Ireland). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security will be suspended from trading prior to market open on October 11, 2021.